Exhibit 10.3

indemnification agreement

THIS INDEMNIFICATION AGREEMENT (the “Agreement”), dated as of ____, 201_, is entered into by and between Kornit Digital Ltd., an Israeli company whose address is 12 Ha-Amal Street, Rosh Ha-Ayin, Israel (the “Company”), and the director or officer of the Company whose name appears on the signature page hereto (the “Indemnitee”).

WHEREAS,	Indemnitee is an Office Holder (“Nosse Misra”), as such term is defined in the Companies Law, 5759–1999, as amended (the “Companies Law” and “Office Holder” respectively), of the Company, and, at the request of the Company, may serve in the capacity of an Office Holder of a company controlled by the Company;

WHEREAS,	both the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against Office Holders of companies and that highly competent persons have become more reluctant to serve corporations as directors and officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to, and activities on behalf of, companies;

WHEREAS,	the Articles of Association of the Company authorize the Company to indemnify and advance expenses to its Office Holders and provide for insurance and exculpation to its Office Holders, in each case, to the fullest extent permitted by applicable law;

WHEREAS,	the Company has determined that (i) the increased difficulty in attracting and retaining competent persons is detrimental to the best interests of the Company’s shareholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future, and (ii) it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law, so that they will serve or continue to serve the Company directly or, at the Company’s request, through another entity controlled by the Company, free from undue concern that they will not be so indemnified; and

WHEREAS,	in recognition of Indemnitee’s need for substantial protection against personal liability in order to assure Indemnitee’s continued service to the Company directly or, at the Company’s request, through another entity controlled by the Company, in an effective manner and, in part, in order to provide Indemnitee with specific contractual assurance that the indemnification, insurance and exculpation afforded by the Articles of Association will be available to Indemnitee, the Company wishes to undertake in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent permitted by applicable law and as set forth in this Agreement and provide for insurance and exculpation of Indemnitee as set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.	INDEMNIFICATION.

1.1.	The Company hereby undertakes to indemnify Indemnitee to the fullest extent permitted by applicable law for any liability and expense specified in Sections 1.1.1 through 1.1.4 below, imposed on Indemnitee due to or in connection with an act performed by such Indemnitee, either prior to or after the date hereof, in Indemnitee’s capacity as an Office Holder, including, without limitation, as a director, officer, employee, agent or fiduciary of the Company, any subsidiary thereof or any another corporation, collaboration, partnership, joint venture, trust or other enterprise, in which Indemnitee serves at any time at the request of the Company (the “Corporate Capacity”). The term “act performed in Indemnitee’s capacity as an Office Holder” shall include, without limitation, any act, omission and failure to act and any other circumstances relating to or arising from Indemnitee’s service in a Corporate Capacity. The following shall be hereinafter referred to as “Indemnifiable Events”:

1.1.1.	Financial liability imposed on Indemnitee in favor of any person pursuant to a judgment, including a judgment rendered in the context of a settlement or an arbitrator’s award approved by a court.

1.1.2.	Reasonable Expenses (as defined below) expended or incurred by Indemnitee (i) as a result of an investigation or any proceeding instituted against the Indemnitee by an authority that is authorized to conduct an investigation or proceeding, and that was concluded without filing an indictment against the Indemnitee and without imposing on the Indemnitee a financial obligation in lieu of a criminal proceeding, or that was concluded without filing an indictment against the Indemnitee but imposing a financial obligation in lieu of a criminal proceeding in an offence that does not require proof of mens rea, or (ii) in connection with a financial sanction. In this section “conclusion of a proceeding without filing an indictment in a matter in which a criminal investigation has been instigated” and “financial liability in lieu of a criminal proceeding” shall have the meaning assigned to such terms under the Companies Law, and the term "financial sanction" shall mean such term as referred to in Section 260(a)(1a) of the Companies Law;

1.1.3.	Reasonable Expenses incurred by or charged to Indemnitee by a court, in a proceeding instituted against him by the Company or on its behalf or by another person, or in a criminal charge from which he or she was acquitted or in which he or she was convicted of an offence that does not require proof of Mens Rea; and

1.1.4.	Any other event, occurrence, matter or circumstances in respect of which the Company may, or will be able to, indemnify an Office Holder of the Company (including, without limitation, under Section 56h(b)(1) of the Israeli Securities Law 5728-1968 (the "Israeli Securities Law"), if applicable, and Section 50P(b)(2) of the Israeli Restrictive Trade Practices Law, 5758-1988 (the “RTP Law”)).

For the purpose of this Agreement, “Expenses” shall include, without limitation, attorneys’ fees and all other costs, expenses and obligations paid or incurred by Indemnitee in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any matter for which indemnification hereunder may be provided. Expenses shall be considered paid or incurred by Indemnitee at such time as Indemnitee is required to pay or incur such cost or expenses, including upon receipt of an invoice or payment demand. The Company shall pay the Expenses in accordance with the provisions of Section 1.3.

1.2.	Notwithstanding anything herein to the contrary, the Company’s undertaking to indemnify the Indemnitee in advance under Section 1.1.1 shall only be in respect to events described in Exhibit A hereto (without limitation of the Company's ability to indemnity retroactively, at its discretion and subject to applicable law). The Board of Directors of the Company (the “Board”) has determined that the categories of events listed in Exhibit A are likely to occur in light of the operations of the Company. The maximum amount of indemnification payable by the Company under Section 1.1.1 of this Agreement for each specific event of the categories described in Exhibit A and the aggregate amount of indemnification for all events described in Exhibit A shall be as set forth in Exhibit A (the “Limit Amount”). The Limit Amount payable by the Company as described in Exhibit A is deemed by the Company to be reasonable in light of the circumstances. The indemnification provided under Section 1.1.1 herein shall not be subject to the limitations imposed by this Section 1.2 and Exhibit A if and to the extent such limits are no longer required by the Companies Law.

1.3.	To the fullest extent permitted by law, the Company will make available all amounts payable to Indemnitee in accordance with Section 1 above on the date on which such amounts are first payable by Indemnitee. If so requested by Indemnitee, and subject to the Company’s repayment and reimbursement rights set forth in Sections 3 and 5 below, the Company shall advance payments to cover Indemnitee’s Expenses with respect to which Indemnitee is entitled to be indemnified under Section 1.1 above. The payments of such amounts shall be made by the Company directly to the Indemnitee (if Indemnitee actually made payment of such amount) or to the relevant third party (if Indemnitee has not yet made payment of such amount), as soon as practicable, but in any event no later than fifteen (15) days after written demand by such Indemnitee therefor to the Company, and any such payment shall be deemed to constitute indemnification hereunder. As part of the aforementioned undertaking, the Company will make available to Indemnitee any security or guarantee that Indemnitee may be required to post in accordance with an interim decision given by a court, governmental or administrative body, or an arbitrator, including for the purpose of substituting liens imposed on Indemnitee’s assets.

1.4.	The Company’s obligation to indemnify Indemnitee and advance Expenses in accordance with this Agreement shall be for such period (the “Indemnification Period”) as Indemnitee shall be subject to any actual, possible or threatened claim, action, suit, demand or proceeding or any inquiry or investigation, whether civil, criminal or investigative, arising out of the Indemnitee’s service in the Corporate Capacity as described in Section 1.1 above, whether or not Indemnitee is still serving in such position.

1.5.	The indemnification hereunder will, in each case, cover all sums of money (100%) that Indemnitee will be obligated to pay, in those circumstances for which indemnification is required, and to the extent required, to be paid under this Agreement.

2.	SPECIFIC LIMITATIONS ON INDEMNIFICATION.

Notwithstanding anything to the contrary in this Agreement, the Company shall not indemnify or advance Expenses to Indemnitee with respect to (i) any act, event or circumstance with respect to which it is prohibited to do so under applicable law, or (ii) a counter claim made by the Company or in its name in connection with a claim against the Company filed by the Indemnitee, other than a claim to enforce such Indemnitee’s rights under this Agreement.

3.	REPAYMENT OF EXPENSES.

3.1.	In the event that the Company provides or is required to provide indemnification with respect to Expenses hereunder and at any time thereafter the Company determines, based on advice from its legal counsel, that the Indemnitee was not entitled to such payments, the amounts so indemnified by the Company will be promptly repaid by Indemnitee, unless the Indemnitee disputes the Company’s determination, in which case the Indemnitee’s obligation to repay to the Company shall be postponed until such dispute is resolved.

3.2.	Indemnitee’s obligation to repay to the Company for any Expenses or other sums paid hereunder shall be deemed as a loan given to Indemnitee by the Company subject to the minimum interest rate prescribed by Section 3(9) of the Income Tax Ordinance [New Version], 1961, or any other legislation replacing it, which is not considered a taxable benefit.

4.	SUBROGATION.

In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

5.	PRIMACY OF INDEMNIFICATION; REIMBURSEMENT.

5.1.	The Company hereby acknowledges that Indemnitee may have certain rights to indemnification, advancement of expenses and/or insurance provided by the party nominating such Indemnitee to serve on the Board of Directors of the Company or by affiliates of such party (the “Sponsor Indemnitors”). The Company hereby agrees (i) that it is the indemnitor first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Sponsor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Articles of Association, without regard to any rights Indemnitee may have against the Sponsor Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases the Sponsor Indemnitors from any and all claims against the Sponsor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Sponsor Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Sponsor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company. The Company and Indemnitee agree that the Sponsor Indemnitors are express third party beneficiaries of the terms of this Section 5.

5.2.	Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is a witness or is required to (or asked to) respond to discovery requests in any proceeding involving the Company, any subsidiary thereof, any another person in which Indemnitee serves at any time at the request of the Company, its officers or directors, in their Corporate Capacities, to which Indemnitee is not a party, Indemnitee shall be indemnified against all expenses paid or incurred by Indemnitee in connection therewith and in the manner set forth in this Agreement.

5.3.	Subject to the provisions of this Section 5, the Company shall not be liable under this Agreement to make any payment in connection with any Indemnifiable Event to the extent Indemnitee has otherwise actually received payment under any insurance policy with respect to such Indemnifiable Event or otherwise (without any obligation of Indemnitee to repay any such amount) of the amounts otherwise indemnifiable hereunder, but only to the extent of any such actually received payment. Any amounts paid to Indemnitee under such insurance policy or otherwise after the Company has indemnified Indemnitee for such liability or Expense shall be repaid to the Company promptly upon receipt by Indemnitee, in accordance with the terms set forth in Section3.1.

6.	EFFECTIVENESS.

This Agreement shall be valid, binding and enforceable in accordance with its terms and shall be in full force and effect immediately upon its approval by the Company’s shareholders. If for the validation of any of the undertakings in this Agreement any corporate act, resolution, approval or other procedure is required, the Company undertakes, to the extent permitted by law, to take all reasonable action in order to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid.

7.	NOTIFICATION AND DEFENSE OF CLAIM.

Indemnitee shall notify the Company of the commencement of any action, suit or proceeding, and of the receipt of any notice or threat that any such legal proceeding has been or shall or may be initiated against Indemnitee (including any proceedings by or against the Company and any subsidiary thereof), promptly upon Indemnitee first becoming so aware; but the omission so to notify the Company will not relieve the Company from any liability which it may have to Indemnitee under this Agreement unless and to the extent that such failure to provide notice prejudices the Company’s ability to defend such action. Notice to the Company shall be directed to the Chief Executive Officer or Chief Financial Officer of the Company at the address shown in the preamble to this Agreement (or such other address as the Company shall designate in writing to Indemnitee). With respect to any such action, suit or proceeding as to which Indemnitee notifies the Company of the commencement thereof and without derogating from Sections 1.1 and 2:

7.1.	The Company will be entitled to participate therein at its own expense.

7.2.	Except as otherwise provided below, and other than with respect to proceedings that have been initiated against Indemnitee by the Company or in its name, the Company, alone or jointly with any other indemnifying party similarly notified, will be entitled to assume the defense thereof, with counsel selected by the Company, and reasonably satisfactory to the Indemnitee. Indemnitee shall have the right to employ his or her own counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee, unless: (i) the employment of counsel by Indemnitee has been authorized in writing by the Company; (ii) the Company shall not have assumed the conduct of Indemnitee’s defense as contemplated in a timely manner, (iii) the Company refers the conduct of Indemnitee’s defense to an attorney who is not reasonably satisfactory to the Indemnitee, (iv) the Indemnitee and the Company shall have agreed (on the basis of advise by legal counsel) that there is a conflict of interest between the Company and the Indemnitee in the conduct of the defense of such action; in either of which cases the reasonable fees and expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which the Indemnitee and the Company shall have reached the conclusion specified in (iv) above.

7.3.	The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts or expenses paid in connection with a settlement of any action, claim or otherwise, effected without the Company’s prior written consent.

7.4.	The Company shall have the right to conduct the defense as it sees fit in its sole discretion (provided that the Company shall conduct the defense in good faith and in a diligent manner), including the right to settle or compromise any claim or to consent to the entry of any judgment against Indemnitee without the consent of the Indemnitee, provided that, the amount of such settlement, compromise or judgment does not exceed the Limit Amount (if applicable) and is fully indemnifiable pursuant to this Agreement and/or applicable law, and any such settlement, compromise or judgment does not impose any penalty or limitation on Indemnitee without the Indemnitee’s prior written consent. The Indemnitee’s consent shall not be required if the settlement includes a complete release of Indemnitee, does not contain any admission of wrong-doing by Indemnitee, and includes monetary sanctions only as provided above. In the case of criminal proceedings the Company and/or its legal counsel will not have the right to plead guilty or agree to a plea-bargain in the Indemnitee’s name without the Indemnitee’s prior written consent. Neither the Company nor Indemnitee will unreasonably withhold or delay their consent to any proposed settlement. The Company shall not, without Indemnitee’s prior written consent, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of Indemnitee’s fault, (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such proceeding or (iii) is not fully indemnifiable pursuant to this Indemnification Agreement, any available insurance coverage and pursuant to law.

7.5.	Indemnitee shall fully cooperate with the Company and shall give the Company all information and access to documents, files and to his or her advisors and representatives as shall be within Indemnitee’s power, in every reasonable way as may be required by the Company with respect to any claim which is the subject matter of this Agreement and in the defense of other claims asserted against the Company (other than claims asserted by Indemnitee), provided that the Company shall cover all expenses, costs and fees incidental thereto such that the Indemnitee will not be required to pay or bear such expenses, costs and fees.

7.6.	If the Company fails to comply with any of its material obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any action, suit or proceeding to deny or to recover from Indemnitee the benefits intended to be provided to Indemnitee hereunder, except with respect to such actions, suits or proceedings brought by the Company that are resolved in favor of the Company, Indemnitee shall have the right to retain counsel of Indemnitee’s choice, and reasonably acceptable to the Company and at the expense of the Company, to represent Indemnitee in connection with any such matter, to the extent that such matter is within the provisions of Section 1 hereof.

8.	EXCULPATION.

Subject to the provisions of the Companies Law, the Company hereby releases, in advance, the Office Holder from liability to the Company for any damage that arises from the breach of the Office Holder’s duty of care to the Company (within the meaning of such terms under Sections 252 and 253 of the Companies Law), other than breach of the duty of care towards the Company in a distribution (as such term is defined in the Companies Law).

9.	NON-EXCLUSIVITY.

The rights of the Indemnitee hereunder shall not be deemed exclusive of any other rights Indemnitee may have under the Company’s Articles of Association, applicable law, any agreement, a vote of shareholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee prior to such amendment, alteration or repeal. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy. It is hereby clarified that nothing in here shall limit the Company’s right to indemnify the Indemnitee, post factum, for any and all amounts or events, subject to applicable law.

10.	PARTIAL INDEMNIFICATION.

If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred by Indemnitee in connection with any proceedings, and not for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses, judgments, fines or penalties to which Indemnitee is entitled under any provision of this Agreement. Subject to the provisions of Section 5 above, any amount received by Indemnitee (under any insurance policy or otherwise) shall not reduce the Limit Amount hereunder and shall not derogate from the Company’s obligation to indemnify the Indemnitee in accordance with the provisions of this Agreement up to the Limit Amount, as set forth in Section 1.2.

11.	BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. In the event of a merger or consolidation of the Company or a transfer or disposition of all or substantially all of the business or assets of the Company, the Indemnitee shall be entitled to the same indemnification and insurance provisions as the most favorable indemnification and insurance provisions afforded to the then-serving Office Holders of the Company, to the full extent permitted by law. In the event that in connection with such transaction the Company purchases a directors and officers’ “tail” or “run-off” policy for the benefit of its then serving Office Holders, then such policy shall cover Indemnitee and such coverage shall be deemed to be in satisfaction of the insurance requirements under this Agreement. This Agreement shall continue in effect during the Indemnification Period regardless of whether Indemnitee continues to serve in a Corporate Capacity.

Any amendment to the Companies Law, the Israeli Securities Law, the RTP Law or other applicable law adversely affecting the right of the Indemnitee to be indemnified pursuant hereto shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify the Indemnitee for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

12.	SEVERABILITY.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

13.	NOTICE.

All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed provided if delivered personally, sent by facsimile, reputable overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses shown in the preamble to this Agreement, or to such other address as the party to whom notice is to be given may have furnished to the other party hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, one business day after the date of transmission if electronic confirmation of full transmission is received, (iii) in the case of a reputable overnight courier, three business days after deposit with such reputable overnight courier service, and (iv) in the case of mailing, on the seventh business day following that on which the mail containing such communication is posted.

14.	GOVERNING LAW; JURISDICTION.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the conflicts of law provisions of those laws. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction and venue of the courts of Tel Aviv, Israel for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.

15.	ENTIRE AGREEMENT.

This Agreement represents the entire agreement between the parties and supersedes and replaces any other agreements, contracts or understandings between the parties, whether written or oral, with respect to the subject matter of this Agreement[for Directors add:], including without limitation that certain Indemnification Agreement previously signed between the parties.

Notwithstanding the foregoing, the indemnification obligation set forth in this Agreement will also apply, subject to the terms, conditions and limitations set forth in this Agreement, with respect to actions committed, in Indemnitee’s capacity as an Office Holder of the Company or of any Affiliate, during the period prior to the date of this Agreement.

16.	ADVERSE PRESUMPTION.

Neither the settlement nor termination of any proceeding nor the failure of the Company to award indemnification or to determine that indemnification is payable shall create an adverse presumption that Indemnitee is not entitled to indemnification hereunder. In addition, the termination of any proceeding by judgment or order (unless such judgment or order provides so specifically) or settlement, shall not create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s action was unlawful.

17.	NO MODIFICATION AND NO WAIVER.

No supplement, modification or amendment, termination or cancellation of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

18.	ASSIGNMENTS; NO THIRD PARTY RIGHTS.

Neither party hereto may assign any of its rights or obligations hereunder except with the express prior written consent of the other party (except in the case of a merger or consolidation of the Company or a transfer or disposition of all or substantially all of the business or assets of the Company, but subject to Section 11). Other than with respect to Section 5 hereof, nothing herein shall be deemed to create or imply an obligation for the benefit of a third party. Without limitation of the foregoing, nothing herein shall be deemed to create any right of any insurer that provides directors and officers’ liability insurance, to claim, on behalf of Indemnitee, any rights hereunder.

19.	SUCCESSORS.

Notwithstanding anything to the contrary herein, this Agreement shall continue for the benefit of Indemnitee’s heirs', personal representatives', executors' and administrators' benefit after Indemnitee ceases to be an Office Holder of the Company.

20.	INTERPRETATION; DEFINITIONS.

Unless the context shall otherwise require: words in the singular shall also include the plural, and vice versa; any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement in its entirety and not to any part hereof; all references herein to Sections or clauses shall be deemed references to Sections or clauses of this Agreement; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any supranational, national, federal, state, local, or foreign statute or law and all rules and regulations promulgated thereunder; any reference to a “day” or a number of “days” (without any explicit reference otherwise, such as to business days) shall be interpreted as a reference to a calendar day or number of calendar days; reference to month or year means according to the Gregorian calendar; reference to a “company”, “corporate body” or “entity” shall include a, partnership, firm, company, corporation, limited liability company, association, joint venture, trust, unincorporated organization, estate, or a government municipality or any political, governmental, regulatory or similar agency or body, and reference to a “person” shall mean any of the foregoing or a natural person.

21.	COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument; it being understood that parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties, each acting under due and proper authority, have executed this Indemnification Agreement as of the date first mentioned above, in one or more counterparts.

Kornit Digital Ltd.
By:
Name and title:

Indemnitee

Name:
Signature:
Address:
Telephone:
Facsimile:

EXHIBIT A*

CATEGORY OF INDEMNIFIABLE EVENT

1.	Claims in connection with labor relations, employment or consulting relationships with and/or by employees or consultants of the Company, and in connection with business relations between the Company and its employees, independent contractors, customers, suppliers, agents, and various service providers.

2.	Negotiations, execution, delivery and performance of agreements of any kind or nature, anti-competitive acts, acts of commercial wrongdoing, approval of corporate actions including the approval of the acts of the Company’s management, their guidance and their supervision, actions concerning the negotiation or approval of transactions with Office Holders or shareholders, including controlling persons and claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care with respect to the Company’s business.

3.	Violation, infringement, misappropriation, dilution and other misuse of copyrights, patents, designs, trademarks, service marks, trade secrets and any other intellectual property rights, acts in connection with the registration, assertion or protection of rights to intellectual property and the defense of claims related to intellectual property, breach of confidentiality obligations, acts in regard of invasion of privacy including with respect to databases, acts in connection with slander and defamation, and claims in connection with publishing or providing any information or omission thereof, including any filings with any governmental authorities, whether or not required under any applicable laws.

4.	Violations of securities laws of any jurisdiction, including without limitation, claims under the U.S. Securities Act of 1933 or the U.S. Securities Exchange Act of 1934 or under the Israeli Securities Law, fraudulent disclosure claims, failure to comply with any securities authority or any stock exchange disclosure or other rules and any other claims relating to relationships with investors, debt holders, shareholders and the investment community and/or related to inadequate or improper disclosure to any of the foregoing; claims relating to or arising out of financing arrangements, any breach of financial covenants or other obligations towards lenders or debt holders of the Company, class actions, violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction; actions taken in connection with the offer, issuance, purchase, holding or disposition of any type of securities of Company, including, without limitation, the grant of options to purchase any of the same or any offering of the Company’s securities to private investors or to the public, and listing of such securities, or the offer by the Company to purchase securities from the public or from private investors or other holders, and any undertakings, representations, warranties and other obligations related to any such offering, listing or offer or to the Company’s status as a public company or as an issuer of securities; any occurrences resulting from the Company’s public filings or omissions to make a public filing, delisting of shares, or buy-back of Company’s securities.

5.	Liabilities arising in connection with any products or services developed, manufactured, distributed, rendered, sold, provided, licensed or marketed by the Company and/or any third party acting on its behalf, and any actions in connection with the manufacture, distribution, provision, sale, marketing, license or use of such products or services, including without limitation in connection with professional liability and product liability claims.

6.	The offering of securities by the Company to the public and/or to private investors or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, agreement, notice, report, tender and/or any other proceeding, whether in the United States, Israel or abroad.

7.	Events in connection with change in ownership, control or in the structure of the Company, its reorganization, dissolution, or any decision concerning any of the foregoing, including but not limited to, merger, sale or acquisition of assets or shares, division, change in capital; actions in connection with the purchase or sale of companies, legal entities, business, securities or assets, and the division or consolidation thereof, including without limitation, any Tender Offer, Forced Sale of Shares, Arrangement and Compromise (as such capitalized terms are defined in the Companies Law) or any reorganization, merger or consolidation of whatever kind or nature within the meaning of any law applicable to such claim or demand.

8.	Any claim or demand made in connection with any transaction not in the ordinary course of business of the Company, including the sale, lease or purchase of any assets or business.

9.	Any claim or demand made by any third party suffering any personal injury and/or bodily injury or damage to business or personal property or any other type of damage through any act or omission attributed to the Company, or its directors, officers, employees, agents or other persons acting or allegedly acting on its behalf, including, without limitation, failure to make proper safety arrangements for the Company or its employees and liabilities arising from any accidental or continuous damage or harm to the Company’s employees, its contractors, its guests and visitors as a result of an accidental or continuous event, or employment conditions, permanent or temporary, in the Company’s facilities; any act or omission undertaken in negotiating, signing and performing an insurance policy or any claim relating to a failure to maintain appropriate insurance and/or adequate safety measures.

10.	Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company or its directors, officers and employees, to pay, report, keep applicable records or otherwise, of any foreign, federal, state, county, local, municipal or city taxes or other compulsory payments of any nature whatsoever, including, without limitation, income, sales, service, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not.

11.	Any administrative, regulatory, judicial or civil actions orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity or other person alleging potential responsibility or liability (including potential responsibility or liability for costs of enforcement investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries or penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief) arising out of, based on or related to (a) the presence of, release, spill, emission, leaning, dumping, pouring, deposit, disposal, discharge, leaching or migration into the environment (each a “Release”) or threatened Release of, or exposure to, any hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any environmental law, at any location, whether or not owned, operated, leased or managed by the Company or any of its subsidiaries, or (b) circumstances forming the basis of any violation of any environmental law or environmental permit, license, registration or other authorization required under applicable environmental law.

12.	Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity or other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to the Company or any of its businesses, assets or operations, or the terms and conditions of any operating certificate or licensing agreement.

13.	Participation and/or non-participation at the Company’s Board meetings, bona fide expression of opinion and/or voting and/or abstention from voting at the Company’s Board meetings.

14.	Review and approval of the Company’s financial statements, including any action, consent or approval related to or arising from the foregoing, including, without limitations, execution of certificates for the benefit of third parties related to the financial statements.

15.	Violation of laws, rules or regulations requiring the Company to obtain regulatory and governmental licenses, permits and authorizations or laws related to any governmental grants in any jurisdiction (including without limitation relating to export and encryption).

16.	Resolutions and/or actions relating to investments in the Company and/or its subsidiaries and/or affiliated companies and/or the purchase and sale of assets, including the purchase or sale of companies and/or businesses, and/or investment in corporate or other entities and/or investments in traded and/or negotiable securities and/or any other form of investment.

17.	Liabilities arising out of advertising, including misrepresentations regarding the Company's products or services and unlawful distribution of emails and/or unlawful or inappropriate uses of other means of mass communication.

18.	An announcement or statement, including a position taken or an opinion or representation made in good faith by the Office Holder in the course of his or her duties or in conjunction with his or her duties, whether in public or in private, including during a meeting of the Board of Directors of the Company or any of the committees thereof.

19.	Management of the Company’s bank accounts, including money management, foreign currency deposits, securities, loans and credit facilities, credit cards, bank guarantees, letters of credit, consultation agreements concerning investments including with portfolio managers, hedging transactions, options, futures, and the like.

20.	Any actions taken pursuant to or in accordance with the policies and procedures of the Company, and any omission to act pursuant thereto or in accordance therewith, whether such policies and procedures are published or not; an act or omission undertaken in contradiction to the Company’s Articles of Association.

21.	All actions, consents and approvals relating to a distribution of dividends, in cash or otherwise.

Aggregate Limit Amount for all events together

The Limit Amount per each specific event within the categories of events listed in Sections 1-21 (inclusive) above is the Maximum Amount.

The “Maximum Amount” shall mean the greater of:

(a)  twenty-five percent (25%) of the Company’s total shareholders’ equity according to the Company’s most recent financial statements as of the time of the actual payment of indemnification;

(b) US$ 30 million; and

(c)  in connection with or arising out of a public offering of the Company’s securities, the aggregate amount of proceeds from the sale by the Company and/or any shareholder of Company’s securities in such offering.

*	Any reference in this Exhibit A to the Company shall mean the Company and any entity in which the Indemnitee serves in a Corporate Capacity, and where the context requires, also any subsidiaries or other affiliates of the Company.

- 14 -